SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: Putnam Tax Exempt Money Market Fund -- Class A Shares
Fiscal period ending:  9/30/97
Inception date (if less than 10 years of performance):

TOTAL RETURN

Formula  --  Average Annual Total Return:  ERV = P(1+T)^n

n   =  Number of Time Periods    1 Year    5 Years      10 Years*

P   =  Initial Investment        $1000    $1000        $1000

ERV =  Ending Redeemable Value   $1030.88 $1137.42     $1432.47

T   =  Average Annual
       Total Return              3.09%     2.61%        3.69%*

              *Life of fund, if less than 10 years

7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365

TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =                        3.41%


CALCULATION OF 7 DAY EFFECTIVE YIELD

Formula:

       7 DAY YIELD                   52.142857)
   ((1+-------------------- )
       ( 52.142857)


7 DAY EFFECTIVE YIELD =              3.35%


TAX-EXEMPT EQUIVALENT YIELD

Formula:         30 day yield
                ---------------          =
        1-(Highest Individual Tax Rate)


 3.35%                3.35%
-------       =       ----               =   5.55%
 1-39.6%              60.4%